Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-31505 on Form S-8, No. 33-50688 on Form S-8, No. 33-54387 on Form S-8, No. 33-52389 on Form S-8, No. 33-55629 on Form S-8, No. 333-32977 on Form S-8, No. 333-37145 on Form S-8, No. 333-79921 on Form S-8, No. 333-38174 on Form S-8, No. 333-53502 on Form S-8, No. 333-90954 on Form S-8, No. 333-97005 on Form S-8, No. 333-105914 on Form S-8, and No. 333-86955 on Form S-3 of our reports dated March 13, 2006, relating to the financial statements of AnnTaylor Stores Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of AnnTaylor Stores Corporation for the year ended January 28, 2006.

New York, NY

March 22, 2006